COMPANY PRESS RELEASE

For Immediate Release
Phoenix, Arizona - April 20, 2000
Knight Transportation Announces Acquisition

Knight Transportation, Inc. (Nasdaq: KNGT - news) announced today that it has acquired the truckload operations of John Fayard Fast Freight, Inc. d/b/a Fastway Systems of Gulfport, Mississippi.

     Chairman and CEO Kevin P. Knight stated, "We are very please to welcome Fastway Systems into the Knight Transportation family. Fastway generated approximately $30 million in truckload revenue during 1999, and has an operating ratio in the mid-to-upper 80's. Fastway will continue its separate operation in Gulfport, with John Fayard and his team remaining in charge. Fastway has an excellent base of both employees and customers and has rates and length of haul similar to ours. We expect the transaction to be immediately accretive to Knight's earnings."

     Terms of the transaction were not disclosed.

     Knight Transportation, Inc. is a short to medium haul, dry van truckload carrier primarily servicing the West, Midwest, South Central, and Southeast Regions of the United States. The company transports general commodities, including consumer goods, packaged foodstuffs, paper products, beverage containers, and imported and exported commodities.

Contact:

     Knight Transportation, Inc.
     Kevin P. Knight, C.E.O. or Clark Jenkins, C.F.O. 602/269-2000